Exhibit 3.3

Amended and Restated
Certificate of Incorporation
of
Delek Holdco, inc.

Delek Holdco, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCL”), DOES HEREBY CERTIFY:

1.	The date of filing of the corporation’s original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was December 29, 2016.

2.
This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Original Certificate and has been duly adopted in accordance with Sections 228, 242 and 245 of the GCL.

FIRST: The name of the corporation is Delek Holdco, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is at 874 Walker Road, Suite C, City of Dover, County of Kent, Delaware 19904; and the name of its registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under GCL as set forth therein.

FOURTH: The total number of shares of stock of all classes of stock which the corporation shall have the authority to issue is 120,000,000 shares, consisting solely of 110,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

1.
Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued and outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the designation of the series, which may be by distinguishing number, letter or title;

(b)	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then issued and outstanding);

(c)	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series, and the dates and preferences of the dividends of such series;

Exhibit 3.3

(d)	the redemption rights and price or prices, if any, for shares of the series;

(e)	the terms and amount of any sinking find provided for the purchase or redemption of shares of the series;

(f)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(g)
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(h)	the right, if any, to subscribe for or to purchase any securities of the corporation or any other corporation or other entity,

(i)	the voting rights, if any, of the holders of shares of the series; and

(j)	any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

2.
Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date of such meeting.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal any and all of the bylaws of the corporation. In addition, notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the bylaws of the corporation may be adopted, altered, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in

Exhibit 3.3

dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: Subject to the rights of holders of Preferred Stock, if any, the number of directors that shall constitute the whole Board of Directors shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. Such number of directors shall from time to time be fixed and determined by the directors as set forth in the bylaws of the corporation. The directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office until his or her successor shall be elected and qualified. Directors need not be residents of the State of Delaware or stockholders of the corporation. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors as provided in the bylaws or otherwise, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship. Any director so chosen shall hold office until the next election and until his or her successor shall be duly elected and qualified, unless sooner displaced.

Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the bylaws of the corporation.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

ELEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

TWELFTH: The corporation shall, to the fullest extent permitted by the GCL (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it

Exhibit 3.3

shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

THIRTEENTH: The corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the corporation would have the power to indemnify such person against such liability under the GCL.

FOURTEENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called in accordance with the provisions of this Certificate of Incorporation and the bylaws of the corporation, and may not be taken by a written consent of the stockholders.

FIFTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors, recommends the removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.

SIXTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with Articles Sixth, Eleventh, Twelfth, Thirteenth, Fifteenth, or this Article Sixteenth, provided, that this Article Sixteenth shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for any amendment, repeal or adoption unanimously recommended to the stockholders by the Board of Directors, in which case such amendment, repeal, or adoption may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.

SEVENTEENTH: Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation's stockholders, (c) any action asserting a claim arising pursuant to any provision of Delaware law or the corporation's certificate of incorporation or bylaws, or (d) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Exhibit 3.3

IN WITNESS WHEREOF, Delek Holdco, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its Vice President-Legal Affairs this 20th day of April, 2017.

/s/ Amber Ervin
Amber Ervin
Vice President-Legal Affairs